Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Envivio, Inc.

South San Francisco, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 14, 2011, relating to the consolidated financial statements of Envivio, Inc. which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

San Francisco, California

April 14, 2011